   As filed with the Securities and Exchange Commission on September 12, 2003
                                                      Registration No. 333-_____
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    Form S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           THE MED-DESIGN CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

                      Delaware                            23-2771475
          (State or Other Jurisdiction of             (I.R.S. Employer
           Incorporation or Organization)           Identification Number)

                               2810 Bunsen Avenue
                            Ventura, California 93003
                                 (805) 339-0375
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                                JAMES M. DONEGAN
                             Chief Executive Officer
                           The Med-Design Corporation
                               2810 Bunsen Avenue
                                Ventura, CA 93003
                                 (805) 339-0375
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                                   Copies to:
                              E. STONEY READ, ESQ.
                              Bongiovanni & Berger
                               121 S. Broad Street
                           Philadelphia, PA 19107-4550
                                 (215) 790-0060



Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |__|

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |__| _____

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |__|____________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |__|

                         CALCULATION OF REGISTRATION FEE
                         ===============================

                                                                Proposed                   Proposed
     Title of Shares to be          Amount to be             Maximum Aggregate         Maximum Aggregate               Amount of
          Registered                 Registered              Price Per Unit(1)         Offering Price(1)            Registration Fee
---------------------------  -------------------------  -------------------------  -------------------------    --------------------
Common Stock, par value
$.01 per share...........            5,158,744                     $4.45                  $22,956,410                  $1,857.46

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act based upon the last sale price for the common stock as reported by Nasdaq on September 8, 2003.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                 Subject to Completion, Dated September 12, 2003

PROSPECTUS

                                5,158,744 SHARES

                           THE MED-DESIGN CORPORATION

                                  COMMON STOCK

         The selling stockholders identified in this prospectus are offering for sale 5,158,744 shares of our common stock under this prospectus. We will receive no proceeds from the sale of these shares. Of the shares covered by this prospectus, 3,598,844 shares were acquired by some of the selling stockholders in a private placement on August 1, 2003. The shares of our common stock were issued to these selling stockholders at a purchase price of $4.64 per share. Another 1,199,607 shares covered by this prospectus are issuable upon exercise of warrants to purchase shares of our common stock at an exercise price of $6.03 per share, which were procured by the same selling stockholders in the private placement transaction at a purchase price of $0.125 for each share underlying a warrant. This prospectus also relates to 233,925 shares of common stock issuable upon the exercise of a warrant initially issued to Jesup & Lamont Securities Corporation as part of its compensation for services as placement agent in connection with the private placement transaction. These warrants also have an exercise price of $6.03 per share. The remaining 126,368 shares covered by this prospectus were issued to one of our executive officers and one of our former executive officers in connection with compensation arrangements.

         The selling stockholders may use this prospectus to sell shares at market prices prevailing at the time of sale, at fixed or varying prices determined at the time of sale, or at negotiated prices. The selling stockholders may sell the shares directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or concessions. We will not receive any proceeds from the offering of shares under this prospectus.

         The common stock is listed on Nasdaq National Market under the symbol "MEDC." On September 10, 2003, the last reported sale price of the common stock on Nasdaq was $4.58 per share.

         See "Risk Factors" beginning on page 3 for a discussion of some issues to consider before purchasing our common stock.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell the securities, nor is it a solicitation of an offer to buy the securities, in any state where an offer or sale of the securities is not permitted.


               The date of this prospectus is September __, 2003.

                                TABLE OF CONTENTS


                                                                            Page
                                                                            ----
THE COMPANY....................................................................1
RISK FACTORS...................................................................3
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS................................9
USE OF PROCEEDS...............................................................10
SELLING STOCKHOLDERS..........................................................11
PLAN OF DISTRIBUTION..........................................................13
LEGAL MATTERS.................................................................15
EXPERTS.......................................................................15
WHERE YOU CAN FIND MORE INFORMATION...........................................15

         You should only rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell, and are seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus.

                                   THE COMPANY

         We are principally engaged in the design, development and licensing of safety medical devices intended to reduce the incidence of accidental needlesticks. Each safety medical device we design and develop incorporates our proprietary needle retraction technology. Our technology enables health care professionals to retract a needle into the body of the medical device for safe disposal without any substantial change in operating technique. Our product technology relates to the following types of safety medical devices:

         o hypodermic syringes used to inject drugs and other fluids into the body;

         o injectors used to inject drugs and other fluids into the body from a pre-filled cartridge, vial or capsule;

         o fluid collection devices used to draw blood or other fluids from the body;

         o venous and arterial access devices used to provide access to patients' veins and arteries; and

         o specialty safety devices for needle based and other applications, such as the Arterial Blood Gas needle, the Blood Donor needle set, the A-V fistula needle (used in connection with dialysis) and the Spinal/Epidural needle (used in connection with anesthesia and spinal procedures).

         We design our product technology to enable the manufacture of safety medical devices that are similar to standard non-safety medical devices in appearance, size, performance and operation. We believe that this similarity is important, because health care professionals are more likely to accept safety products that do not require a change in operating technique from products they have traditionally used.

         Becton, Dickinson and Company ("BD"), a major medical technology company, is the principal licensee of our patented product technology. Under two licensing agreements, we have granted BD the exclusive worldwide rights to manufacture and market our patented product technology in three fields of use, injection syringe, IV catheters and blood collection. The agreements with BD provide for continuing royalty payments based upon BD's net sales of the licensed product technology, subject to annual minimum payments.

         We licensed to Medamicus, Inc. ("Medamicus") our Safety Seldinger Device, initially for venous access and subsequently for arterial access and related uses. We receive royalties from the sale of the device by Medamicus. The Safety Seldinger Device agreement is our initial agreement to license our technology for a product in a lower volume, higher margin specialized niche market segment. We believe that Medamicus' sales of the Safety Seldinger Device may he helpful in connection with our efforts to license similar niche market products.

         In connection with our efforts to enter into collaborative arrangements for the marketing and distribution of certain of our product technologies, we determined that we could enhance our efforts with potential strategic allies that do not possess manufacturing capabilities if we could arrange to have the products manufactured. We entered into two OEM Manufacturing Agreements with Owens-Illinois Closure, Inc. for the manufacture of our Safety Pre-filled Cartridge Injector and Safety Dental Cartridge Injector. Under the terms of the agreements, we purchase the equipment and molds necessary for Owens-Illinois to manufacture the products by hand. However, if the demand for these products increases, we may incur additional manufacturing expenses in order to automate the manufacturing process. We would not incur any additional manufacturing expenses unless the current manufacturing process could not satisfy the demand for these products. We recently entered into a definitive distribution agreement with Sultan Chemists, Inc. ("Sultan") that grants Sultan the exclusive right to purchase, market and sell, for a period of ten years, a Safety Dental Cartridge Injector incorporating our technology. Sultan began a limited distribution of the 1 Shot(TM) Safety Dental Injector in June 2003. This distribution agreement with Sultan and other distribution agreements that we may enter into may increase the demand for certain of our product technologies.

         Our goal is to become the leading developer of safety medical devices designed to reduce the incidence of accidental needlesticks. The principal elements of our strategy are to:

         o license some of our currently unlicensed product technology to established medical device manufacturers;

         o modify and improve our current product technology in response to market research and input provided by medical professionals;

         o develop additional safety medical devices based on our core technology in response to the specific requests and needs of our current and potential licensees and potential strategic allies;

         o enter into collaborative arrangements with major pharmaceutical and medical device companies where such arrangements would provide for greater revenue opportunities than licensing; and

         o pursue opportunities to manufacture or have manufactured selected products under collaborative arrangements in which our collaborators will be responsible for marketing and distribution.

         For a more detailed description of our business, you should read Item
1. BUSINESS, in our Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and the other filings with the Securities and Exchange Commission (the "SEC") listed in this prospectus under the heading "Where You Can Find More Information."

                                  RISK FACTORS

We have a history of net losses and anticipate we will incur continued losses for the foreseeable future.

         We have incurred significant losses since inception. As of June 30, 2003, our accumulated deficit was $40,579,947. Among other things, our ability to achieve profitability is dependent upon:

o    the successful marketing of products based on our technology by licensees;

o our ability to license additional product technologies that are not currently subject to licenses or have products based on our technology distributed through joint venture or other collaborative arrangements; and

o    our ability to develop additional products based on our core technology.

         We have licensed to BD several of our product technologies. Two products subject to the license were launched in 2002 and another was launched in June 2003. We are unable to predict whether BD's marketing efforts will be successful and whether the licenses will generate meaningful revenues for us. If our licensees are not successful in marketing products based on our technology, and if we are not successful in licensing additional product technologies or otherwise providing for distribution of products incorporating additional technologies, we may never generate meaningful revenues, in which case our long-term viability would be threatened.

We are dependent upon our licensing agreements with BD, and if BD is not successful in selling, or determines not to pursue the sale of, products based on technology licensed from us, our business will be harmed.

         To date, substantially all of our revenues have been derived from "up front" license payments made by BD. We anticipate that royalty payments from BD related to sales of products based on our technology will represent a substantial portion of our revenues for the next twelve months. Under our license agreement with BD dated December 11, 1998, BD has the right to terminate the agreement upon 60 days' notice and would be subject to no further funding obligations to us with respect to the products based on technology licensed under the agreement if it decides to terminate. The ability of BD to sell products subject to the license agreement will depend on competitive factors and the resources BD commits to the sale of the products. The extent to which BD commits its resources to the sale of products subject to the license agreement is entirely within BD's control. BD is not obligated to pursue the development and commercialization of these products. Therefore, licensing arrangements with BD may not result in the successful commercialization of products based on our technology and may not generate any future royalty payments. If BD terminates the licensing agreements, is unsuccessful in developing or selling the products subject to the license agreement or otherwise determines not to pursue the development and sale of these products, our business will be harmed.

If we engage in any acquisition or business combination, we will incur a variety of risks that could adversely affect our business operations.

         From time to time we have considered, and we will continue to consider in the future, strategic business initiatives intended to further the development of our business. These initiatives may include acquiring businesses, technology or products or entering into a business combination with another company. If we pursue such a strategy, we could, among other things:

o issue equity securities that would dilute our stockholders' percentage ownership;

o    incur substantial debt, which may place constraints on our operations;

o spend substantial operational, financial and management resources in integrating new businesses, technology and products;

o    assume substantial actual or contingent liabilities; or

o merge, or otherwise enter into a business combination with, another company, in which our stockholders would receive cash or shares of the other company, or a combination of both, on terms that our stockholders might not deem desirable.

         Moreover, any strategic business initiative may not provide anticipated benefits and could, if unsuccessful, hurt our long-term business prospects.

If we are unable to raise additional funds as required, we may have to reduce the scope of, or cease, our operations.

         We believe that we have sufficient funds to support our planned operations and capital expenditures for at least the next twelve months. The availability of resources over a longer term will be dependent on our ability to enter into licensing agreements and to receive royalty payments from our current and future licensees and our ability to enter into, and profitably operate under, joint venture or other collaborative arrangements. If we are unsuccessful in negotiating additional agreements, or if licensing revenues or revenues resulting from collaborative arrangements are insufficient to support operations, we may seek to raise funds through public or private equity offerings or debt financings.

         If we raise additional capital by issuing equity securities, our stockholders' percentage ownership will be reduced, and our stockholders may experience substantial dilution. Any equity securities issued may provide rights, privileges or preferences superior to our common stock. If we raise additional funds by issuing debt securities, we may be subject to significant restrictions on our operations. If we raise additional funds through joint ventures or other collaborations or license arrangements, we may be required to relinquish rights to our technology or products based on our technology or grant licenses on terms that are not favorable to us.

         If adequate funds are not available on acceptable terms, we may have to reduce the scope of, or cease, our operations.

Products based on our technology must receive regulatory approval in the United States and foreign jurisdictions; we rely on our licensees to obtain such approvals when we license our product technology, and if they are not successful in obtaining or maintaining approvals, the sale of products based on our technology and our ability to realize royalty revenues would be impaired.

         Products based on our technology are medical devices subject to regulation by the United States Food and Drug Administration (the "FDA"). The FDA regulates, among other things, product manufacture, labeling, distribution, and promotion of medical devices in the United States. Medical devices based on our technology must be cleared or approved by the FDA before they can be sold in the United States.

         Our licensees pursue regulatory approvals. As a result, our ability to receive royalties from products based on our licensed technology may be impaired or delayed if the licensees do not devote sufficient resources to the regulatory approval effort. Moreover, obtaining FDA approval or clearance to market a product can be a lengthy and costly process, which in some cases involves extensive clinical studies. Our licensees may not be able to obtain the necessary FDA authorizations to allow marketing of products based on licensed technology in a timely fashion, or at all.

         Even if our licensees obtain the necessary approvals or clearances, later problems with the product could cause the FDA to suspend or revoke the approvals or clearances. Also, if the FDA authorizes marketing of products based on licensed technology, our licensees will be subject to continuing requirements governing, among other things, the claims that can be made with respect to the products and manufacturing processes. We could confront similar difficulties and obstacles if, in connection with joint venture or other collaborative arrangements, we directly pursued regulatory approvals or clearances. Failing to comply with the FDA's requirements can result in issuance of FDA Warning Letters, agency refusal to approve or clear products, revocation or withdrawal of approvals previously granted, product seizures, injunctions, recalls, operating restrictions, limitations on continued marketing and civil and criminal penalties.

         There is a different set of regulatory requirements in place for the European Union (EU). To market a product in the European Union (EU), a manufacturer must be entitled to affix to the device a CE marking which is a European symbol of adherence to quality assurance standards and compliance with applicable European medical device directives. A CE marking allows a device to be marketed in all member states of the EU and accordingly, failure to be entitled to affix a CE marking will prohibit the marketing of a device anywhere in the EU.

         The responsibilities for compliance with the CE requirements lie with the manufacturer of the device, which is defined in the Medical Devices Directive (MDD) as the party putting the device on the EU market under its name. Accordingly, we rely upon our licensees and, in connection with collaborative arrangements, distributors to satisfy the necessary compliance criteria, and if our licensees or distributors do not devote sufficient resources to this process, our ability to receive royalties from the sale of the products by the licensees or revenues from products sold under collaborative arrangements will be diminished. Furthermore, the licensees or distributors may not be able to satisfy the necessary requirements to enable marketing of products based on our technology in a timely fashion or at all.

         In the case of devices incorporating a medicinal product as a single integrated product, such as a safety pre-filled glass syringe, the regulatory requirements are those relating to medicines as opposed to devices, in which case our licensees or collaborators must make an application for a marketing authorization under Directive 65/65 EEC. The application must be made to one EU country, and if approved, is then mutually recognized in all other remaining EU countries. The process can be very lengthy, if authorization is granted at all.

         Our failure or the failure of our licensees or collaborators to comply with the FDA and other applicable foreign or domestic regulations could cause our business to be harmed significantly.

Products manufactured under our control through a contract manufacturer must receive regulatory approval, and if we are not successful in obtaining or maintaining approvals, the sale of these products would be impaired.

         We plan to manufacture and market some products based on our technology, either ourselves, or through joint ventures or other contractual arrangements under which third parties manufacture and, in some instances, sell our products. These contractual arrangements will require us to seek separate clearance or approval by the FDA of these products, to pay user fees for applications filed and to comply with ongoing FDA requirements for submission of safety and other post-market information. These arrangements also may involve our assumption of commercial manufacturing responsibility with respect to some of our products. If we engage in commercial manufacturing, we will be required to adhere to requirements pertaining to the FDA's current Quality System Regulation, commonly known as the QSR. The current QSR requirements govern the methods, facilities and controls used for the manufacture, testing, design, packaging, labeling and storage of medical devices. Compliance with QSR requirements will involve continued expenditure of time, money, and effort. We may not be able to comply with current QSR regulations or other FDA regulatory requirements, resulting in delay or inability to manufacture the products. To the extent that we utilize contract manufacturers, those manufacturers will be subject to the QSR and other requirements described above.

         Our failure or the failure of our licensees or contract manufacturers to comply with FDA and other applicable regulations could cause our business to be harmed significantly.

We are dependent on our licensees and contract manufacturers for the manufacture of products based on our technology.

         We previously have relied on our licensees to arrange for the commercial manufacture of products based on our technology. Our licensees generally manufacture products based on our technology at their own facilities. In addition, in 2001 we signed an agreement with a contract manufacturer to produce two of our products if we enter into a distribution arrangement for the products, and contract manufacturing has commenced with regard to one of the products, the 1 Shot(TM) Safety Dental Injector, which is subject to a distribution agreement. Contracting with third parties or relying on licensees to manufacture products based on our technology presents the following risks:

o delays in the manufacture of the products could have a material adverse effect on the marketing of the products;

o the manufacturers may not comply with requirements imposed by the FDA or other governmental agencies, which are described in the preceding risk factor;

o we may have to share intellectual property rights to improvements in the manufacturing processes or new manufacturing processes for the products;

o in those instances where we seek third party manufacturers, we may not be able to locate acceptable manufacturers or enter into favorable long-term agreements with them; and

o    we may not be able to find substitute manufacturers, if necessary.

         Any of these factors could delay commercialization of products based on our technology and adversely affect the sale of the products and our license or joint venture revenues.

If we are unable to protect our proprietary technology, or to avoid infringing the rights of others, our ability to compete effectively will be impaired.

         Our intellectual property consists of patents, licenses, trade secrets and trademarks. Our success depends in part on our ability to:

o    obtain and maintain patents and other intellectual property;

o    establish and maintain trademarks;

o    operate without infringing the proprietary rights of others; and

o otherwise maintain adequate protection of our technology and products in the United States and other countries.

         We have a number of patents and pending United States patent applications relating to product technology. Patent applications filed by us or on our behalf may not result in patents being issued to us. Even if a patent is issued, the patent may not afford protection against competitors with similar technology. Furthermore, others may independently develop similar technology or duplicate our technology.

         Our commercial success depends in part on our avoiding the infringement of patents and proprietary rights of other parties and developing and maintaining a proprietary position with regard to our own technology and products. We cannot predict with certainty whether we will be able to enforce our patents. We may lose part or all of our patents as a result of challenges by competitors. Patents that may be issued, or publications or other actions could block our ability to obtain patents or to operate as we would like. Others may develop similar technology or duplicate technology that we have developed or claim that we are infringing their patents.

         We may become involved in litigation or interference proceedings declared by the U.S. Patent and Trademark Office, or oppositions or other intellectual property proceedings outside of the United States. If any of our competitors have filed patent applications or obtained patents that claim inventions that we also claim, we may have to participate in an interference proceeding to determine who has the right to a patent for these inventions in the United States. If a litigation or interference proceeding is initiated, we may have to spend significant amounts of time and money to defend our intellectual property rights or to defend against infringement claims of others. Litigation or interference proceedings could divert our management's time and effort. Even unsuccessful claims against us could result in significant legal fees and other expenses, diversion of management time and disruption in our business. Any of these events could harm our ability to compete and adversely affect our business.

         An adverse ruling arising out of any intellectual property dispute could invalidate or diminish our intellectual property position. An adverse ruling could also subject us to significant liability for damages, prevent us from using processes or products, or require us to license intellectual property from third parties. Costs associated with licensing arrangements entered into to resolve litigation or an interference proceeding may be substantial and could include ongoing royalties. We may not be able to obtain any necessary licenses on satisfactory terms.

         In addition, we rely on trade secrets to protect our proprietary technology. We attempt to protect our proprietary technology by requiring certain of our employees and key consultants to execute non-disclosure and non-competition agreements. However, these agreements could be breached, and our remedies for breach may be inadequate. In addition, our trade secrets may otherwise become known or independently discovered by our competitors. If we lose any of our trade secrets, our business and ability to compete could be harmed.

Because we are dependent on a single core technology, we are particularly vulnerable to the development of products based on competing technology and technological change.

         All of the products we have designed and developed to date, and products we currently intend to design and develop, are based upon our proprietary retraction technology. Our focus on a single core technology makes us vulnerable to the development of superior competing products and changes in technology that could eliminate any demand for products based on our technology. Our business would suffer if a superior competing product were developed, or if there were a reduced demand for products based on our technology. Moreover, we may not be able to successfully develop additional product applications of our technology.

We are dependent on key personnel, and if we are unable to retain these personnel, our business could be harmed.

         Our success depends upon the skills, experience and efforts of our executive officers and certain marketing and technical personnel. We are particularly dependent upon the services of James M. Donegan, our Chief Executive Officer. If Mr. Donegan, or any of our other key personnel, do not continue in their present capacities, our operations could be materially adversely affected.

Products based on our technology may not achieve market acceptance.

         The use of safety needles is relatively new. Although the market for syringes, fluid collection devices and infusion therapy devices is large, actual sales of products based on our technology may not be significant. Sales of products based on our technology will depend mostly upon our licensees' ability to demonstrate the operational and safety advantages of products based on our technology compared to standard syringes, fluid collection devices and infusion therapy devices and safety medical devices developed by competitors. Our licensees and others who have contracted to sell products based on our technology may be unable to sell the products due to the higher cost of safety medical devices relative to standard medical devices. There may never be a significant demand for products based on our technology.

We are dependent on the sales and marketing efforts of our licensees and strategic allies to sell products based on our licensed technology, and our business will suffer if our licensees or strategic allies do not successfully market these products.

         We currently have limited sales and marketing capabilities, and we do not intend to build a sales and marketing infrastructure for commercial sales of products based on our technology. Accordingly, we are dependent on our licensees and other strategic allies to sell products based on our licensed technology and generate royalties for us. If our licensees and strategic allies do not devote sufficient effort to the sale and marketing of products based on our technology, or are otherwise unsuccessful in marketing these products, our business will suffer.

We are subject to product liability claims.

         The manufacture and sale of our medical devices entails an inherent risk of liability in the event of product failure or claim of harm caused by product operation. We may not be able to avoid product liability claims. Although we currently maintain product liability insurance coverage ($10,000,000 per occurrence and in the aggregate), such coverage may not be sufficient to protect us or may not remain available at a reasonable cost. If we are unable to obtain sufficient insurance coverage on reasonable terms or to otherwise protect against potential product liability claims, we could be severely harmed if a person brings a successful product liability claim against us.

Our markets are highly competitive.

         The safety medical device market is highly competitive. Products based on our technology will compete in the United States and abroad with the safety products and standard products manufactured and distributed by companies such as:

o    Tyco International, Inc. (Kendall Healthcare Products Company),
o    B. Braun,
o    Terumo Medical Corporation of Japan,
o    Med-Hut, Inc., and
o    Johnson & Johnson.

Developers of safety medical devices against whom we compete include:

o    New Medical Technologies,
o    Retractable Technologies, Inc.,
o    Univec, Inc., and
o    Specialized Health Products International, Inc.

         Many of our competitors are substantially larger and better financed than we are and have more experience in developing medical devices than we do. These competitors may use their substantial resources to improve their current products or to develop additional products that may compete more effectively with products based on our technology. In addition, new competitors may develop products that compete with products based on our technology, or new technology may arise that could significantly affect the demand for products based on our technology. We cannot predict the development of future competitive products or companies. We will be materially adversely affected if we are unable to compete successfully.

Our stock price is volatile.

         Historically, our stock price, like the market price of the securities of other companies engaged in the design and development of medical devices, has fluctuated widely, and it may be subject to similar future fluctuations in response to:

o    announcements regarding technological innovations by us or our competitors;

o the licensing of products or the formation of joint ventures or other collaborative arrangements by us or our competitors;

o    government regulatory action regarding products based on our technology;

o    the development of new products by us or our competitors;

o    general conditions in the medical device industry;

o    quarter-to-quarter variations in operating results; and

o    our failure to meet analysts' expectations.

         Investors may lose money upon the resale of our shares.

Our common stock is subject to dilution.

         As of September 8, 2003, there were 16,504,924 shares of our common stock issued and outstanding. In addition, an aggregate of 3,641,276 additional shares of our common stock are issuable pursuant to stock options granted under our Non-Qualified Stock Option Plan and warrant agreements and 126,368 shares of our common stock are subject to restricted stock grants. As of September 8, 2003, 212,717 shares of our common stock were available for issuance under our Non-Qualified Stock Option Plan. Our common stock may be subject to further dilution should we offer our equity securities in the future.

We are unlikely to pay dividends on our common stock.

         No cash dividends have been paid on our common stock. We anticipate that future earnings, if any, will be used to finance operations and expand our business. Accordingly, we do not anticipate that we will pay cash dividends in the future.

Provisions of our Certificate of Incorporation and the Delaware General Corporation Law provide barriers to takeover offers.

         Various provisions of our certificate of incorporation and bylaws and Delaware law could delay or prevent a third party from acquiring shares of our stock.

         We have an authorized class of 5,000,000 shares of preferred stock, none of which are issued and outstanding. The Board of Directors has the authority, without shareholder approval, to issue preferred stock in one or more series and to fix the relative rights and preferences of the preferred stock, including their redemption, dividend and conversion rights. In addition, our certificate of incorporation provides for a classified board of directors, with each board member serving a staggered three-year term. The issuance of preferred stock and the existence of a classified board of directors could have the effect of delaying, deterring or preventing a change in control, even if such a change may be deemed advantageous to our stockholders.

         Section 203 of the Delaware General Corporation Law generally prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. "Business combination" is defined to include mergers, asset sales and other specified transactions resulting in a financial benefit to the interested stockholder. An "interested stockholder" is defined as a person who, together with affiliates and associates, owns (or, within the prior three years, did own) 15% or more of a corporation's voting stock. Section 203 may discourage transactions in which our stockholders might otherwise receive a premium for their shares over the then current price and may limit our stockholders' ability to approve transactions even if they believe the transaction is in their best interests.

                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus contains or incorporates by reference forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 that address, among other things, acceptance of safety products by health care professionals; our expectations regarding contract manufacturing of certain specialty devices; our pursuit of additional collaborative arrangements; the ability to manufacture certain specialty devices; plans to rely on persons with whom we may enter into collaborative arrangements to pursue regulatory approvals; expectations regarding the ability of products based on our technology to compete with competitive products; acceptance of products based on our technology by the marketplace as cost effective; the generation of royalty revenues from our licensees; factors affecting the ability of BD to sell products based on technology licensed from us; sufficiency of available resources to fund operations; factors affecting the availability of capital; plans regarding the raising of capital; our plans regarding sales and marketing; our strategic business initiatives; our intentions regarding dividends and the timely launch of products based on technology licensed from us. These statements may be found in this prospectus as well as in our reports filed with the SEC. We generally identify forward-looking statements in this prospectus using words like "believe," "anticipate," "will," "expect," "may," "could," "intend" or similar statements. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including lack of demand or low demand for products based on our technology or for safety products generally; a determination by BD to focus its marketing efforts on products other than those based on technology licensed from us; delays in introduction of products based on technology licensed from us due to manufacturing difficulties, regulatory difficulties or other factors; our inability to license or enter into joint venture or other collaborative arrangements regarding other products incorporating our technology; unanticipated expenses relating to our manufacturing effort and other factors discussed in the section of this prospectus entitled "Risk Factors." Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. We undertake no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.



                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the common stock by the selling stockholders.

                              SELLING STOCKHOLDERS

         The following table sets forth certain information regarding the beneficial ownership of the common stock as of September 5, 2003 by each of the selling stockholders. Some of this information is based on information provided by or on behalf of the selling stockholders and, with regard to the beneficial holdings of the selling stockholders, is accurate only to the extent beneficial holdings information was disclosed to us by or on behalf of the selling stockholders. The selling stockholders and any of their transferees, pledgees, donees or successors-in-interest may from time to time offer and sell, pursuant to this prospectus and any subsequent prospectus supplement, any and all of these shares. Unless otherwise indicated below, to our knowledge, all persons listed below have sole voting and investment power with respect to the shares of common stock.

         We cannot advise you as to whether the selling stockholders will in fact sell any or all of the shares of common stock listed in the table below. Moreover, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time after the date on which they provided the information set forth on the table below, the shares of common stock in transactions exempt from the registration requirements of the Securities Act.

                                                      Shares            Warrant           Percentage          Shares
                                                   Beneficially         Shares            of Class           That May
                                                   Owned Before         Before              Before          Be Offered
         Selling Stockholder+                      Offering (1)       Offering (1)       Offering (2)        and Sold
---------------------------------------------      ------------       ------------       ------------       ----------
Adage Capital Partners, L.P. (3).............       1,423,993           355,998              8.4%            1,423,993

AEOW 2000, LP (4)............................          33,333             8,333                *                33,333

Alfa-Tech, LLC (5)...........................         550,833            40,833              3.3%              163,333

Athena Family Partners (6)...................          42,666            10,666                *                42,666

Bedford Oak Partners (7).....................         386,668            66,667              2.3%              266,668

Bernard Osher Trust (8)......................         342,500            17,500              2.1%               70,000

Gary B. Davis................................          35,733             4,333                *                17,333

Deutsche Bank AG, London Branch..............          71,200            17,800                *                71,200

DKR Saturn Event Driven Holding Fund Ltd (9).         459,450            66,666              2.3%              266,666

James M. Donegan (10)........................       1,163,608 (10)         -                 7.1%               59,702

First Investors Special Situations Series
  Fund (11)..................................         134,000            31,500                *               126,000

First Investors Discovery Life Series
  Fund (12)..................................          78,600            18,500                *                74,000

GAM Selection Inc. (13)......................         400,000           100,000              2.4%              400,000

Jesup & Lamont Securities Corporation........         233,925           233,925 (14)         1.4%              233,925

Karnak Partners LP (13)......................         186,666            46,666              1.1%              186,666

Liberty Ermitage Selz Fund Ltd. (13).........         346,666            86,666              2.1%              346,666

ProMed Offshore Fund, Ltd. (15)..............          20,993             5,248               *                 20,993

ProMed Partners, L.P. (15) ..................         122,612            30,653               *                122,612

Bernard Selz.................................         433,333           108,333              2.6%              433,333

Selz Family 1997 Trust (13)..................         506,666           126,666              3.4%              506,666

Michael Simpson (16).........................         155,048 (16)         -                   *                66,666

Mark Slezak..................................         218,666            18,666              1.3%               74,666

Peter Stern .................................          25,120             1,780                *                 7,120

Jacqueline Waterman..........................           4,310             1,077                *                 4,310

WIG, L.P. (17)...............................          53,333            13,333                *                53,333

                                       11

----------
+ Information as to additional selling stockholders who will offer to sell shares pursuant to this prospectus to be added by amendment
*   Less than one percent

(1) Shares issuable pursuant to the exercise of the warrants issued to the selling stockholders in connection with our August 1, 2003 private placement (referred to in the table as "Warrant Shares") are included in the "Shares Beneficially Owned Before Offering" column and the "Warrant Shares Before Offering" column.

(2) Applicable percentage of ownership is based on 16,504,924 shares of common stock outstanding on September 8, 2003. Beneficial ownership is determined in accordance with SEC rules and means voting and investment power with respect to securities. Shares of common stock issuable upon the exercise of options and warrants exercisable currently or within 60 days of September 5, 2003 are deemed outstanding and to be beneficially owned by the person holding such option for purposes of computing such person's percentage ownership, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(3) Robert Atchinson and Phillip Gross share voting and investment control over the shares of our common stock held by Adage Capital Partners, L.P.

(4) Will K. Weinstein, Bernard Osher and Jerry Blank share voting and investment control over the shares of our common stock held by AEOW 2000, LP.

(5) Ann Laurie and Mark Slezak share voting and investment control over the shares of our common stock held by Alfa-Tech, LLC.

(6) Steven J. Lee, as general partner, has voting and investment control over the shares of our common stock held by Athena Family Partners.

(7) Harvey P. Eisen has voting and investment control over the shares of our common stock held by Bedford Oak Partners.

(8) Bernard Osher, as trustee, has voting and investment control over the shares of our common stock held by the Bernard Osher Trust.

(9) Ron Phillips has voting and investment control over the shares of our common stock held by DKR Saturn Event Driven Holding Fund Ltd.

(10) Includes 1,600 shares of common stock held by Mr. Donegan as custodian for his son and 288,300 shares underlying an option. Mr. Donegan is our Chief Executive Officer and President.

(11) First Investors Special Situations Series Fund, a series of the First Investors Special Situations Fund, an investment company registered under the Investment Company Act of 1940. The investment adviser, First Investors Management Company, Inc., has voting and investment control over the shares of our common stock held by this entity.

(12) First Investors Discovery Life Series Fund, a series of the First Invetsors Life Series Fund, an investment company registered under the Investment Company Act of 1940. The investment adviser, First Investors Management Company, Inc., has voting and investment control over the shares of our common stock held by this entity.

(13) Bernard Selz has voting or investment control over our shares held by this entity.

(14) We issued to Jesup & Lamont a warrant to purchase 233,925 shares of our common stock at a purchase price of $6.03 per share as part of its compensation for services as placement agent in connection with our August 1, 2003 private placement.

(15) Barry Kurokawa and David Musket have voting and investment control over our shares held by this entity.

(16) Includes 25,000 shares underlying an option, 66,666 shares underlying a stock grant and 33,000 shares underlying a warrant. Mr. Simpson resigned as an officer and director of Med-Design as of March 13, 2003 and ceased to be an employee of Med-Design on August 15, 2003.

(17) Will K. Weinstein has voting and investment control over the shares of our common stock held by WIG, L.P.


                              PLAN OF DISTRIBUTION

         The shares of common stock covered by this prospectus may be offered and sold from time to time by the selling stockholders. As used in this prospectus, "selling stockholders" includes transferees, donees, pledgees or other successors-in-interest to a named selling stockholder. The selling stockholders may sell all or a portion of the shares beneficially owned by them and offered hereby from time to time:

              o directly; or

              o through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or concessions from the selling stockholders or from the purchasers of the shares for whom they may act as agent.

         The shares may be sold from time to time in one or more transactions at:

              o fixed prices, which may be changed;

              o prevailing market prices at the time of sale;

              o varying prices determined at the time of sale; or

              o negotiated prices.

         The sales described in the preceding paragraph may be effected in transactions:

              o on any national securities exchange or quotation service on which the shares of our common stock may be listed or quoted at the time of sale, including the Nasdaq Stock Market;

              o in the over-the-counter market;

              o otherwise than on such exchanges or services or in the
                over-the-counter market; or

              o through the writing of options.

         These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

         In connection with sales of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the shares in the course of hedging their positions. The selling stockholders may also sell the shares short and deliver shares of our common stock to close out short positions, or loan or pledge shares to broker-dealers that in turn may sell the shares. The selling stockholders may pledge or grant a security interest in some or all of the shares owned by them, and, upon a default in performance of the secured obligation, the pledgees or secured parties may offer and sell the shares from time to time pursuant to this prospectus.

         To our knowledge, there are currently no plans, arrangements or understandings between any selling stockholders and any underwriter, broker-dealer or agent regarding the sale of the shares by the selling stockholders. Selling stockholders may determine not to sell any or all of the shares offered by them pursuant to this prospectus. In addition, we cannot assure you that a selling stockholder will not transfer the shares by other means not described in this prospectus. In this regard, any shares covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

         To the extent required, upon being notified by a selling stockholder that any material arrangement has been entered into with any agent, underwriter or broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by any agent, underwriter or broker-dealer, the name of the selling stockholder and of the participating agent, underwriter or broker-dealer, specific shares to be sold, the respective purchase prices and public offering prices, any applicable commissions or discounts, and other facts material to the transaction will be set forth in a supplement to this prospectus or a post-effective amendment to the registration statement of which this prospectus is a part, as appropriate.

         The outstanding shares of our common stock are listed for trading on the Nasdaq National Market under the symbol "MEDC."

         In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.

         The selling stockholders and any broker and any broker-dealers, agents or underwriters that participate with the selling stockholders in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act. In this regard, any commissions received by these broker-dealers, agents or underwriters and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. In addition, any profits realized by the selling stockholders may be deemed to be underwriting commissions. If a selling stockholder is deemed to be an underwriter, the selling stockholder may be subject to certain statutory liabilities including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, as amended, (the "Exchange Act"). Selling stockholders who are deemed underwriters within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

         The selling stockholders and any other person participating in such distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any such other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to the particular shares being distributed for a period of up to five business days prior to the commencement of the distribution. This may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities with respect to the shares.

         We will bear substantially all costs, expenses and fees in connection with the registration of shares to be sold by the selling stockholders. The selling stockholders will bear all commissions and discounts, if any, attributable to their respective sales of shares. We have agreed to indemnify the named selling stockholders who purchased shares under the purchase agreement, and these selling stockholders have agreed to indemnify us, against some liabilities, including liabilities arising under the Securities Act. In addition, the selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving the sales of shares against some liabilities, including liabilities arising under the Securities Act.

                                  LEGAL MATTERS

         The legality of the common stock offered by this prospectus has been passed upon for us by Bongiovanni & Berger, Philadelphia, Pennsylvania. Joseph
N. Bongiovanni, III, senior partner of Bongiovanni & Berger, is a Director, Vice President and Secretary of Med-Design. Mr. Bongiovanni holds 6,000 shares of our common stock and options and warrants to purchase 274,000 and 75,000 shares of our common stock, respectively.

                                     EXPERTS

         The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of The Med-Design Corporation for the year ended December 31, 2002 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed with the SEC a registration statement on Form S-3 with respect to the shares offered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information included in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information about us and the shares, please refer to the registration statement. If a reference is made in this prospectus or any prospectus supplement to any contract or other document of Med-Design, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or document.

         We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at www.sec.gov. (This URL is intended to be an inactive textual reference only.) You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

         The SEC allows us to "incorporate by reference" into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. Information incorporated by reference is part of this prospectus. Later information filed with the SEC will update and supersede this information.

         We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is completed:

         (a) our Annual Report on Form 10-K for the fiscal year ended December 31, 2002, as amended by Forms 10-K/A filed on April 30, 2003 and June 26, 2003;

         (b) our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003 and June 30, 2003; and

         (c) the description of our common stock, set forth in our registration statement on Form 8-A filed on April 7, 1995.


         You should read the information relating to us in this prospectus together with the information in the documents incorporated by reference.

         Any statement contained in a document incorporated by reference in this prospectus, unless otherwise indicated therein, speaks as of the date of the document. Statements contained in this prospectus may modify or replace statements contained in the documents incorporated by reference.

         You may request a copy of these filings, at no cost, by contacting:
Lawrence D. Ellis, Chief Financial Officer, The Med-Design Corporation, 2810 Bunsen Avenue, Ventura, CA 93003 (telephone number - (805) 339-0375).

                                     PART II
                     INFORMATION REQUIRED IN THE PROSPECTUS

         Item 14. Other Expenses of Issuance and Distribution

         The following table sets forth the expenses incurred in connection with the offering described in this Registration Statement. All of such amounts (except the SEC registration fee) are estimated.


SEC Registration Fee.........................................     $   1,857.46
Legal Fees and Expenses......................................        50,000.00
Accounting Fees and Expenses.................................        14,000.00
Miscellaneous................................................         1,000.00
                                                                  ------------
Total........................................................       $66,857.46


         Item 15. Indemnification of Directors and Officers

         Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL") permits a corporation, in its certificate of incorporation, to limit or eliminate, subject to certain statutory limitations, the liability of directors to the corporation or its stockholders for monetary damages for breaches of fiduciary duty, except for liability (a) for any breach of the director's duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for any willful or negligent payment of an unlawful dividend, stock purchase or redemption, or (d) for any transaction from which the director derived an improper personal benefit. Article 10 of our Certificate of Incorporation provides that the personal liability of our directors is eliminated to the fullest extent permitted by Section 102(b)(7) of the DGCL.

         Under Section 145 of the DGCL, a corporation has the power to indemnify directors and officers under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorney's fees actually and reasonably incurred, in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of being a director or officer of the corporation if it is determined that the director or officer acted in accordance with the applicable standard of conduct set forth in such statutory provision.
Article VII of our Bylaws provides that we will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was our director, officer and, if designated by our Board of Directors as an authorized representative, our employee or agent, against certain liabilities, costs and expenses. Article VII further permits us to purchase and maintain insurance on behalf of any person who is or was our director, officer, employee or agent, or is or was serving at our request as a director, officer, employee or agent of another entity, against any liability asserted against such person and incurred by such person in any such capacity or arising out of his status as such, whether or not we would have the power to indemnify such person against such liability under the DGCL.

         We have purchased directors and officers liability insurance.

         Item 16. Exhibits

         The following exhibits are filed as part of this Registration
Statement:


  Exhibit
   Number                                                       Description
  -------                                                       -----------
5 Opinion of Bongiovanni & Berger regarding legality of securities being registered*
23.1     Consent of Bongiovanni & Berger (included in its opinion filed as Exhibit 5 hereto)
23.2     Consent of PricewaterhouseCoopers LLP
24       Powers of Attorney (included as part of the signature page hereof)

------------
* To be filed by amendment

         Item 17. Undertakings.

         The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i)      To include any prospectus required by section 10(a)
               (3) of the Securities Act of 1933;

                    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         provided, however, that paragraph (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Ventura, State of California, on September 12, 2003.

                                   THE MED-DESIGN CORPORATION

                                   By: JAMES M. DONEGAN
                                   --------------------------
                                          James M. Donegan
                                          President, Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below in so signing also makes, constitutes and appoints James M. Donegan, Joseph N. Bongiovanni, III and Lawrence D. Ellis, or any of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to execute and cause to be filed with the Securities and Exchange Commission any and all amendments and post-effective amendments to this Registration Statement, and in each case to file the same, with all exhibits thereto and other documents in connection therewith, and hereby ratifies and confirms all that said attorneys-in-fact and agents or their substitute or substitutes may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

JAMES M. DONEGAN                  Chairman of the Board, President and             September 12, 2003
-------------------------------   Chief Executive Officer
James M. Donegan                  (Principal Executive Officer)


LAWRENCE D. ELLIS                 Chief Financial Officer                          September 12, 2003
-------------------------------   (Principal Financial and Accounting Officer)
Lawrence D. Ellis

JOSEPH N. BONGIOVANNI, III        Director                                         September 12, 2003
-------------------------------
Joseph N. Bongiovanni, III

PAUL D. CASTINGNANI               Director                                         September 12, 2003
-------------------------------
Paul D. Castignani

GILBERT M. WHITE                  Director                                         September 12, 2003
-------------------------------
Gilbert M. White

VINCENT J. PAPA                   Director                                         September 12, 2003
-------------------------------
Vincent J. Papa

PASQUALE L. VALLONE               Director                                         September 12, 2003
-------------------------------
Pasquale L. Vallone

RALPH BALZANO                     Director                                         September 12, 2003
-------------------------------
Ralph Balzano

D. WALTER COHEN                   Director                                         September 12, 2003
-------------------------------
D. Walter Cohen

JAMES E. SCHLEIF                  Director                                         September 12, 2003
-------------------------------
James E. Schleif


                                  EXHIBIT INDEX


  Exhibit
   Number                                                       Description
   ------                                                       -----------
5          --  Opinion of Bongiovanni & Berger regarding legality of securities being registered*

23.1       --  Consent of Bongiovanni & Berger (included in its opinion filed as
               Exhibit 5 hereto)

23.2       --  Consent of PricewaterhouseCoopers LLP

24         --  Powers of Attorney (included as part of the signature page hereof)

------------
* To be filed by amendment